Exhibit 99.1

Contact:

 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
                       716-689-5550
karen.howard@cmworks.com

Immediate Release

Columbus McKinnon Promotes Buer and Giesige to Vice President

AMHERST, N.Y., June 3, 2009 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced the Board of Directors appointed Gene P. Buer and Charles R. Giesige as officers of the Company.  Mr. Buer will serve as Vice President Hoist Products – the Americas.  Prior to this promotion he was Executive Director- Hoist Products.  Mr. Giesige will serve as Vice President Rigging Products – the Americas.  He previously was Executive Director, Rigging and CES, Americas.  Both serve as members of the Company’s management executive committee.

Mr. Buer has over 35 years of experience in sales and operational management. He joined Columbus McKinnon in 2005 as President of the Company’s Crane Equipment and Service division and was promoted to Executive Director in 2008.

Mr. Giesige joined Columbus McKinnon in 2006 as Executive Director in the Company’s chain, forging and rigging groups, bringing over 25 years of finance and operations experience to the Company.

Timothy T. Tevens, President and Chief Executive Officer, commented, “These promotions are well-earned as the experience and strong leadership qualities of both Gene and Chuck have enabled them to drive success in their respective businesses.  As we adjust our organization in the face of the current global economic downturn, including the consolidation of our North American hoist and rigging manufacturing facilities, I am confident that, under Gene and Chuck’s guidance, our hoist and rigging operations will emerge even stronger and better-positioned to take advantage of future opportunities.”

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift position or secure material. Key products include hoists, cranes, actuators, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Columbus McKinnon routinely posts news and other comprehensive information on its web site at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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